Exhibit 3.1

Secretary State of Nevada /Logo/ Corporate Charter

I, ROSS MILLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that BERITA CAPITAL CORPORATION did on May 14, 2008 file in this office the original Articles of Incorporation; the said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provision required by the law of said State Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on May 15, 2008.

/s/Ross Miller
ROSS MILLER
Secretary of State

By /s/
Certification Clerk

/SEAL/